EXHIBIT 5.1

OPINION OF LEGAL COUNSEL

November 4, 2002

Catalytica Energy Systems, Inc.
430 Ferguson Drive
Mountain View, CA 94043

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your Common Stock (the “Shares”) that are reserved for issuance under your 1995 Stock Plan, as amended (the “Plan”).

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

Based upon the foregoing, it is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI, P.C.